Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
July 3, 2012	News Media:
	Ruben Rodriguez	202-624-6091

Financial Community
	Douglas Bonawitz	202-624-6129

EchoFirst Inc.
	Susan DeVico	510-339-1527

WGL Holdings, Inc. Commits to Purchasing up to $50 million of Residential

Solar Electric and Solar Water Heating Projects from EchoFirst Inc.

FREMONT, Calif. & WASHINGTON - JULY 3, 2012 - Today, WGL Holdings, Inc. announced an agreement to provide project capital to EchoFirst Inc., through its wholly-owned subsidiary, WGSW, Inc., for the financing and nationwide deployment of up to $50 million of its revolutionary, whole home energy solutions. The arrangement will provide the nation’s first combined solar electric and solar water-heating lease for new and existing homes.

“We are pleased to launch the newest Echo solar system and the nation’s first combined solar electric and solar thermal lease for the residential market.” said Terry McCallister, Chairman and CEO of WGL Holdings, Inc. “This unique lease structure allows homeowners to save more on their utility bills with no required upfront costs. Echo’s experience, combined with this exciting product, will allow more customers across the United States to enjoy the many significant benefits of using clean and efficient energy solutions.”

EchoFirst Inc., based in Fremont, Calif., has developed an integrated solar energy system that combines basic solar electricity with solar water heating, resulting in the production of more energy while using fewer solar panels. This product represents a major leap forward in the evolution of solar energy technology. The Echo solar system captures almost three times the energy of a basic solar system. Homeowners will save on both electricity and water heating bills, therefore, saving more than they would with a basic solar electric system. This breakthrough technology will be available for both new and existing homes.

“We are very excited to partner with WGL Holdings to offer our customers a groundbreaking new product and a complete financing solution,” said Vikas Desai, CEO of EchoFirst Inc. “The Echo solar system delivers so much more than basic solar – electricity to power your home, thermal energy to heat your water – and the Echo CompleteLease translates both of these into savings for the homeowner. We value WGL Holdings’ long-term commitment to the distributed generation market and look forward to a long partnership to make complete energy solutions available to homeowners across the United States.”

With previously announced arrangements with American Solar Direct and Skyline Innovations, as well as the offerings of its subsidiary Washington Gas Energy Systems, WGL Holdings offers both solar photovoltaic and solar thermal solutions to both residential and commercial customers.

WGL Holdings, Inc.  —  101 Constitution Avenue, N.W.  —  Washington, DC 20080  —  www.wglholdings.com

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas Light Company, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy-marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of energy efficiency solutions to government and commercial clients and (iv) the wholesale energy solutions segment, which consists of Capitol Energy Ventures Corp., a non-utility asset optimization business.

Additional information about WGL Holdings, Inc. is available on its website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas Light Company.

EchoFirst Inc. designs, manufactures, and markets the Echo solar system. Echo supplements conventional solar electric PV panels with a unique solar thermal technology that captures the heat from the PV panels. Echo generates not only electricity, but also thermal energy for water heating. EchoFirst headquarters are in Fremont, Calif. For more information, please visit www.echofirst.com.

WGL Holdings, Inc.  —  101 Constitution Avenue, N.W.  —  Washington, DC 20080  —  www.wglholdings.com